Immediate Release
Contact: Patrick Nolan
248.754.0884

BORGWARNER REPORTS FIRST QUARTER 2017 U.S. GAAP NET EARNINGS OF $0.89 PER DILUTED SHARE, OR $0.91 PER DILUTED SHARE EXCLUDING NON-COMPARABLE ITEMS

MAINTAINS FULL YEAR REVENUE AND MARGIN GUIDANCE RANGE,
RAISES FULL YEAR EPS GUIDANCE TO $3.50 - $3.60

Auburn Hills, Michigan, April 27, 2017 – BorgWarner Inc. (NYSE: BWA) today reported first quarter results.

First Quarter Highlights:

•	U.S. GAAP net sales of $2,407 million, up 6.1% compared with first quarter 2016.

◦	On a comparable basis, excluding the impact of foreign currencies and the sale of the Remy light vehicle aftermarket business, net sales were up 12.8% compared with first quarter 2016.

•	U.S. GAAP net earnings of $0.89 per diluted share.

◦	Excluding the $(0.02) per diluted share related to non-comparable item (detailed in the table below), net earnings were $0.91 per diluted share.

•	U.S. GAAP operating income of $293 million.

◦	Operating income was 12.2% of net sales.

Full Year 2017 Guidance: The company has reaffirmed its 2017 full year organic growth guidance. Full year net sales are expected to be $8.81 billion - $9.04 billion, implying organic sales growth of 3.5% to 6.0%. Foreign currencies are expected to lower sales by $310 million, due to the depreciation of the Euro, Yuan and Pound. The divested Remy light vehicle aftermarket business contributed net sales of approximately $255 million in 2016. Net earnings are now expected to be within a range of $3.50 to $3.60 per diluted share, with the increase in guidance primarily due to a lower tax rate assumption. Excluding the impact of non-comparable items, operating margin is expected to improve by 40 to 50 basis points.

Second Quarter 2017 Guidance: The company expects second quarter 2017 organic net sales growth of 3.0% to 6.5% compared with second quarter 2016 proforma net sales of $2.25 billion. Foreign currencies are expected to lower sales by $115 million, or 5.1%. The divested Remy light vehicle aftermarket business contributed net sales of approximately $80 million in the second quarter 2016. Net earnings are expected to be within a range of $0.87 to $0.91 per diluted share.

Financial Results: Net sales were $2,407 million in first quarter 2017, up 6.1% from $2,269 million in first quarter 2016. Excluding the impact of foreign currencies and the sale of the Remy light vehicle aftermarket business, net sales were up 12.8% compared with first quarter 2016. Net earnings in first quarter 2017 were $189 million, or $0.89 per diluted share, compared with $164 million, or $0.75 per diluted share in first quarter 2016. Net earnings in first quarter 2017 included non-comparable items of $(0.02) per diluted share. Net earnings in the first quarter 2016 included net non-comparable items of $(0.05) per diluted share. These items are listed in a table below, which is provided by the company for comparison with other results and the most directly comparable U.S. GAAP measures. The impact of foreign currencies decreased net sales by approximately $49 million and decreased net earnings by approximately $0.03 per diluted share in first quarter 2017 compared with first quarter 2016. The impact of the sale of the Remy light vehicle aftermarket business decreased net sales by $90 million in the first quarter 2017 compared with first quarter 2016.

The company believes the following table is useful in highlighting non-comparable items that impacted its U.S. GAAP net earnings per diluted share:

Net earnings per diluted share	First Three Months
	2017	2016

U.S. GAAP	$0.89	$0.75

Non-comparable items:
Restructuring expense	—	(0.02)
Merger and acquisition expense	—	(0.03)
Tax adjustments	(0.02)	—

Non – U.S. GAAP	$0.91	$0.80

Net cash provided by operating activities was $60 million in the first three months of 2017 compared with $34 million in the first three months of 2016. Investments in capital expenditures, including tooling outlays, totaled $131 million in the first three months of 2017, compared with $104 million in the first three months of 2016. Balance sheet debt increased by $76 million and cash decreased by $85 million at the end of first quarter 2017 compared with the end of 2016. The company's net debt to net capital ratio was 35.8% at the end of first quarter 2017 compared with 35.0% at the end of 2016.

Engine Segment Results: Engine segment net sales were $1,495 million in first quarter 2017 compared with $1,399 million in first quarter 2016. Excluding the impact of foreign currencies, net sales were up 9.5% from the prior year's quarter. Adjusted earnings before interest, income taxes and non-controlling interest ("Adjusted EBIT") were $247 million in first quarter of 2017. Excluding the impact of foreign currencies, Adjusted EBIT was $253 million, up 6.9% from first quarter of 2016.

Drivetrain Segment Results: Drivetrain segment net sales were $925 million in first quarter 2017 compared with $879 million in first quarter 2016. Excluding the impact of foreign currencies and the sale of the Remy light vehicle aftermarket business, net sales were up 18.8% from the prior year’s quarter. Adjusted EBIT was $105 million in first quarter 2017. Excluding the impact of foreign currencies, Adjusted EBIT was $106 million, up 23.1% from first quarter 2016.

Recent Highlights:

•
BorgWarner has committed to take a $10 million investment in Autotech Ventures, a venture capital fund that facilitates partnerships among financial investors, strategic corporate investors and startups focused on the future of transportation. Through this new investment, BorgWarner receives access and investment opportunities with global startups that are revolutionizing ground transportation. This investment supports BorgWarner’s strategy to evolve company’s product portfolio.

•
BorgWarner provides its advanced DualTronic® clutch and control module with integrated torsional vibration damper for ChangAn’s first self-developed dual-clutch transmission (DCT), initially available for the EADO plug-in hybrid, EADO XT and upcoming CS85 SUV.

•
BorgWarner launched its new compact cam torque actuated (CTA) variable cam timing (VCT) technology with mid-position lock in the new Subaru 1.6- to 2.0-liter BOXER® engines. Debuting on the 2017 Impreza, BorgWarner’s light-weight, compact VCT technology provides precise valve timing with less oil consumption, better fuel economy and improved engine performance.

•
BorgWarner supplies HY-VO chains for the Chevrolet Volt plug-in hybrid and Malibu hybrid. Offering greater efficiency and lower noise than gear drives, BorgWarner’s HY-VO chains transmit torque from the two-motor electric drive unit to the differential and front axles.

•
BorgWarner supplies its proven part-time all-wheel drive (AWD) transfer case for Jiangxi ISUZU Motors Limited, a Chinese-Japanese joint venture. Initially available for the 2016 AWD 2.8-liter diesel Ruimai mid-size pickup truck, BorgWarner’s durable high-performance technology will also drive other upcoming pickup trucks from the automaker.

At 10:00 a.m. ET today, a brief conference call concerning first quarter 2017 results will be webcast at: http://www.borgwarner.com/en/Investors/default.aspx.

BorgWarner Inc. (NYSE: BWA) is a global product leader in clean and efficient technology solutions for combustion, hybrid and electric vehicles. With manufacturing and technical facilities in 62 locations in 17 countries, the company employs approximately 27,000 worldwide. For more information, please visit borgwarner.com.

# # #

Statements contained in, or incorporated by reference into this presentation, future filings by us with the Securities and Exchange Commission (“SEC”), and oral statements made by, or with the approval of, our authorized personnel, that relate to our future performance or future events are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Such statements can be identified by use of forward-looking words or phrases such as “intend,” “anticipate,” “plan,” “estimate,” “target,” “aim,” “forecast,” “project,” “expect,” “believe,” “we are optimistic that we can,” “current visibility indicates that we forecast,” “contemplation” or “currently envisions” and similar phrases. Although we believe that the expectations reflected in these forward-looking statements are reasonable, our expectations may not prove to be correct. Forward-looking statements are necessarily estimates reflecting the best judgment of our senior management and involve a number of risks and uncertainties, some of which may be beyond our control, which could cause actual results to differ materially from those suggested by the forward-looking statements. These risks and uncertainties, among others, include: our dependence on automotive and truck production, both of which are highly cyclical; our reliance on major OEM customers; commodities availability and pricing; supply disruptions; fluctuations in interest rates and foreign currency exchange rates; availability of credit; our dependence on key management; our dependence on information systems; the uncertainty of the global economic environment; the outcome of existing or any future legal proceedings, including litigation with respect to various claims; and future changes in laws and regulations in the countries in which we operate. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. All subsequent written and oral forward-looking statements concerning the matters addressed in this presentation and attributable to us or any person acting on our behalf are qualified by these cautionary statements. Forward-looking statements are based on current expectations only and are not guarantees of future performance, and are subject to certain risks, uncertainties and assumptions. We may change our intentions, beliefs or expectations at any time and without notice, based upon any change in our assumptions or otherwise. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. In addition, some factors are beyond our control. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

BorgWarner Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(millions, except per share amounts)
	Three Months Ended March 31,
	2017	2016
Net sales	$2,407.0	$2,268.6
Cost of sales	1,889.7	1,804.3
Gross profit	517.3	464.3

Selling, general and administrative expenses	218.8	188.4
Other expense, net	5.8	11.7
Operating income	292.7	264.2

Equity in affiliates’ earnings, net of tax	(9.7)	(9.1)
Interest income	(1.5)	(1.6)
Interest expense and finance charges	18.0	21.3
Earnings before income taxes and noncontrolling interest	285.9	253.6

Provision for income taxes	86.3	80.4
Net earnings	199.6	173.2

Net earnings attributable to the noncontrolling interest, net of tax	10.4	9.1
Net earnings attributable to BorgWarner Inc.	$189.2	$164.1

Earnings per share — diluted	$0.89	$0.75

Weighted average shares outstanding — diluted	212.236	218.137

Supplemental Information (Unaudited)
(millions of dollars)
	Three Months Ended March 31,
	2017	2016
Capital expenditures, including tooling outlays	$130.9	$104.3

Depreciation and amortization	$97.3	$94.4

BorgWarner Inc.
Net Sales by Reporting Segment (Unaudited)
(millions of dollars)

	Three Months Ended March 31,
	2017	2016
Engine	$1,495.4	$1,399.2
Drivetrain	924.9	879.2
Inter-segment eliminations	(13.3)	(9.8)
Net sales	$2,407.0	$2,268.6

Adjusted Earnings Before Interest, Income Taxes and Noncontrolling Interest ("Adjusted EBIT") (Unaudited)
(millions of dollars)

	Three Months Ended March 31,
	2017	2016
Engine	$247.0	$236.7
Drivetrain	104.8	86.3
Adjusted EBIT	351.8	323.0
Lease termination settlement	5.3	—
Restructuring expense	—	6.4
Merger and acquisition expense	—	5.8
Corporate, including equity in affiliates' earnings and stock-based compensation	44.1	37.5
Interest income	(1.5)	(1.6)
Interest expense and finance charges	18.0	21.3
Earnings before income taxes and noncontrolling interest	285.9	253.6
Provision for income taxes	86.3	80.4
Net earnings	199.6	173.2
Net earnings attributable to the noncontrolling interest, net of tax	10.4	9.1
Net earnings attributable to BorgWarner Inc.	$189.2	$164.1

BorgWarner Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(millions of dollars)

	March 31, 2017	December 31, 2016
Assets

Cash	$358.4	$443.7
Receivables, net	1,934.3	1,689.3
Inventories, net	656.9	641.2
Prepayments and other current assets	157.7	137.4
Total current assets	3,107.3	2,911.6

Property, plant and equipment, net	2,553.1	2,501.8
Other non-current assets	3,423.3	3,421.3
Total assets	$9,083.7	$8,834.7

Liabilities and Equity

Notes payable and other short-term debt	$255.1	$175.9
Accounts payable and accrued expenses	1,841.3	1,847.3
Income taxes payable	54.8	68.6
Total current liabilities	2,151.2	2,091.8

Long-term debt	2,040.3	2,043.6
Other non-current liabilities	1,412.5	1,397.4

Total BorgWarner Inc. stockholders’ equity	3,403.4	3,218.3
Noncontrolling interest	76.3	83.6
Total equity	3,479.7	3,301.9
Total liabilities and equity	$9,083.7	$8,834.7

BorgWarner Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(millions of dollars)

	Three Months Ended March 31,
	2017	2016
Operating
Net earnings	$199.6	$173.2
Depreciation and amortization	97.3	94.4
Restructuring expense, net of cash paid	—	0.1
Deferred income tax provision	20.6	23.9
Other non-cash items	3.6	(6.1)
Net earnings adjusted for non-cash charges to operations	321.1	285.5
Changes in assets and liabilities	(260.8)	(251.1)
Net cash provided by operating activities	60.3	34.4

Investing
Capital expenditures, including tooling outlays	(130.9)	(104.3)
Proceeds from asset disposals and other	(0.3)	1.1
Payment for venture capital investment	(1.5)	—
Net cash used in investing activities	(132.7)	(103.2)

Financing
Net increase in notes payable	74.4	19.7
Repayments of long-term debt, including current portion	(6.4)	(8.7)
Payments for purchase of treasury stock	(31.0)	(79.5)
Payments for stock-based compensation items	(1.3)	(7.6)
Dividends paid to BorgWarner stockholders	(29.7)	(28.2)
Dividends paid to noncontrolling stockholders	(21.8)	(20.5)
Net cash used in financing activities	(15.8)	(124.8)

Effect of exchange rate changes on cash	2.9	8.2

Net decrease in cash	(85.3)	(185.4)

Cash at beginning of year	443.7	577.7
Cash at end of period	$358.4	$392.3